Exhibit 99.1

NORTHSTAR REALTY EUROPE

ANNOUNCES FOURTH QUARTER 2015 RESULTS

NEW YORK, NY, March 22, 2016 - NorthStar Realty Europe Corp. (NYSE: NRE) (“NorthStar Realty Europe” or “NRE”) today announced its results for the fourth quarter ended December 31, 2015.

Highlights

•                  Cash available for distribution (“CAD”) of $0.22 per share

•                  Fourth quarter 2015 cash dividend of $0.15 per share

•                  Cushman & Wakefield LLP issued an independent third party year-end valuation of approximately $2.6 billion for NorthStar Realty Europe’s real estate portfolio, which equates to an implied NAV of $18 per share(1)

•                  Repurchased $150 million of 4.625% senior stock-settable notes subsequent to the fourth quarter 2015

•                  Repurchased $41 million of NorthStar Realty Europe common stock during the fourth quarter 2015

•                  Strategic focus on prime office properties in key cities within Germany, the United Kingdom and France

•                  Capital recycling plan underway to divest primarily non-strategic properties over time

Fourth Quarter 2015 Results

NorthStar Realty Europe reported CAD for the fourth quarter 2015 of $13.9 million, or $0.22 per share. Net income (loss) to common stockholders for the fourth quarter 2015 was $(33.9) million, or $(0.55) per diluted share mainly driven by depreciation, amortization and transaction costs.

For more information and a reconciliation of CAD to net income (loss) attributable to common stockholders, please refer to the tables on the following pages.

Mahbod Nia, Chief Executive Officer, commented, “We are pleased to report strong earnings in our first quarter since the spin-off from NorthStar Realty Finance Corp. We have invested a considerable amount of effort into the active management of our properties as reflected in the year end results and portfolio valuation of $2.6 billion that implies a NAV of $18 per share and represents a substantial premium to our current value as ascribed by the public market. We remain focused on unlocking this embedded value for our stockholders through a number of initiatives including the monetization of primarily non-strategic properties at attractive valuations and further repurchases of our common stock.”

Mr. Nia, continued, “We own a desirable collection of prime office properties with a strong income profile that positions us well to benefit from a continued recovery in Europe while simultaneously possessing certain defensive characteristics that have the ability to weather unforeseen market volatility.”

Primary Focus on Germany, the United Kingdom and France

NorthStar Realty Europe completed its spin-off from NorthStar Realty Finance Corp. in October 2015. NorthStar Realty Europe’s primary business objective is to generate a stable and recurring income stream for distribution to stockholders supplemented by capital growth over time. Through its experienced local team and established networks, NorthStar Realty Europe seeks to source properties that are capable of generating stable and recurring levels of cash flow with potential for capital growth as the European economy recovers and through active asset management initiatives.

NorthStar Realty Europe intends to primarily focus on its core portfolio, which is comprised predominantly of prime office properties in key cities within Germany, the United Kingdom and France. These are not only the largest economies in Europe but the largest, most established, liquid and among the most stable office markets in Europe. As such, certain non-strategic properties will continue to be actively managed and strategically divested over time with net proceeds being used to repurchase NorthStar Realty Europe’s common stock pursuant to the $100 million stock repurchase program, repay borrowings or reinvested in our core markets.

Portfolio Results and Performance Metrics

Below are portfolio results and performance metrics for the fourth quarter 2015. For more information and a reconciliation of net operating income (“NOI”) to net income (loss) attributable to common stockholders, please refer to the tables on the following pages.

•                  As of December 31, 2015, our core portfolio of predominantly prime office properties represented 76% of the overall portfolio market value and 66% of rental income.(2)

•                  As of December 31, 2015, NorthStar Realty Europe’s portfolio was 87% occupied with a six year weighted average remaining lease term through to contractual term.

•                  For the fourth quarter 2015, NOI was $34.8 million.

Total Assets

•                  Total assets as of December 31, 2015 of approximately $2.7 billion.

•                  Cushman & Wakefield LLP reported an estimated real estate portfolio value of approximately $2.6 billion for NorthStar Realty Europe’s real estate portfolio, which equates to an implied NAV of $18 per share (excluding other assets and liabilities).(1)

•                  In December 2015, NorthStar Realty Europe sold three non-strategic properties and committed to sell one additional non-strategic property, which was subsequently sold in March 2016, for a combined sales price of $26 million reflecting approximately a 29% premium to the purchase price.

Supplemental Disclosure

•                  Please refer to the supplemental presentation that will be posted on NorthStar Realty Europe’s website, www.nrecorp.com, which provides additional details regarding NorthStar Realty Europe’s portfolio.

Liquidity, Financing and Capital Markets Highlights

Corporate Debt

•                  Subsequent to the fourth quarter 2015, NorthStar Realty Europe repurchased approximately $150 million of its 4.625% senior stock-settable notes due December 2016 (the “Senior Notes”) at a slight discount to their par value through open market purchases. Approximately $190 million of the Senior Notes remain outstanding as of March 22, 2016.

Stockholders’ Equity

•                  On November 24, 2015, the board of directors of NorthStar Realty Europe authorized the repurchase of up to $100 million of the company’s outstanding common stock. The repurchases will occur from time to time in the open market and/or in privately negotiated transactions. The authorization expires in November 2016, unless otherwise extended by NorthStar Realty Europe’s board of directors. In December, 2015, NorthStar Realty Europe repurchased approximately $41 million of its common stock pursuant to this stock repurchase program.

•                  As of December 31, 2015, NorthStar Realty Europe had 60.2 million total common shares outstanding, including LTIPs and RSUs not subject to performance hurdles.

•                  Unrestricted cash as of March 17, 2016 was approximately $133 million, a decrease of $151 million from $284 million as of December 31, 2015, primarily a result of the repurchase of $150 million of the Senior Notes.

Earnings Conference Call

NorthStar Realty Europe will host a conference call to discuss fourth quarter 2015 financial results on Tuesday, March 22, 2016, at 9:00 a.m. ET / 1:00 p.m. GMT / 2:00 p.m. CET. Hosting the call will be Mahbod Nia, Chief Executive Officer, Scott Berry, Chief Financial Officer and Trevor Ross, General Counsel.

The call will be webcast live over the Internet from the NRE’s website at www.nrecorp.com and will be archived on the NorthStar Realty Europe’s website. The call can also be accessed live over the phone by dialing 888-206-4912 (U.S. Toll Free), or +1 913-981-5544 (International) or +44 (0) 2081-500-795 (United Kingdom), and using passcode 7447248.

A replay of the call will be available approximately two hours after the call through March 29, 2016 by dialing 888-203-1112 (U.S. Toll Free), or +1 719-457-0820 (International), or +44 (0) 2076-600-134 (United Kingdom), and using passcode 7447248.

About NorthStar Realty Europe Corp.

NorthStar Realty Europe Corp. is a European focused commercial real estate company with predominately prime office properties within key cities in Germany, the United Kingdom and France, organized as a REIT and managed by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), a global asset management firm. For more information about NorthStar Realty Europe Corp., please visit www.nrecorp.com.

NorthStar Realty Europe Corp.

Combined Consolidated Statements of Operations

($ in thousands, except for per share data)

(Unaudited)

	Three Months Ended December 31,
	2015	2014
Revenues
Rental and escalation income	$43,923	$2,523
Other revenue	200	—
Total revenues	44,123	2,523
Expenses
Real estate properties - operating expenses	9,794	1,046
Interest expense	14,738	165
Transaction costs	10,358	27,380
Management fee, related party (1)	2,333	—
Impairment of goodwill	1,710	—
Other expenses	5,203	—
General and administrative expenses(2)	2,219	1,017
Depreciation and amortization	21,439	941
Total expenses	67,794	30,549
Other income (loss)
Unrealized gain (loss) on investments and other	2,622	(1,335)
Realized gain (loss) on investments and other	1,413	—
Income (loss) before income tax benefit (expense)	(19,636)	(29,361)
Income tax benefit (expense)	(14,544)	—
Net income (loss)	(34,180)	(29,361)
Net (income) loss attributable to non-controlling interests	231	(21)
Net income (loss) attributable to NorthStar Realty Europe Corp.	$(33,949)	$(29,382)
Earnings (loss) per share:
Basic	$(0.55)	$(0.47)
Diluted	$(0.55)	$(0.47)
Weighted average number of shares:
Basic	62,183,638	62,987,863
Diluted	62,865,124	62,987,863

(1)         NRE began paying fees on November 1, 2015, in connection with the management agreement with NSAM.

(2)         Includes $0.8 million of amortization of equity-based compensation for the period.

NorthStar Realty Europe Corp.

Combined Consolidated Balance Sheets

($ in thousands)

(Unaudited)

	December 31,
	2015	2014
Assets
Cash and cash equivalents	$283,844	$2,100
Restricted cash	20,871	5,277
Operating real estate, net	2,085,157	54,896
Receivables	9,663	740
Unbilled rent receivable	5,869	264
Derivative assets, at fair value	23,792	1,080
Intangible assets, net	241,519	34,256
Assets of properties held for sale	6,094	—
Other assets	6,241	61,658
Total assets	$2,683,050	$160,271
Liabilities
Mortgage and other notes payable, net	$1,424,610	$75,910
Senior notes, net	333,798	—
Accounts payable and accrued expenses	39,964	1,698
Due to related party	3,995	—
Intangible liabilities, net	40,718	133
Other liabilities	42,654	2,456
Total liabilities	1,885,739	80,197
Commitments and contingencies
Redeemable non-controlling interest	1,569	—
Equity
NorthStar Realty Europe Corp. Stockholders’ Equity
Preferred stock, $0.01 par value, 200,000,000 shares authorized, no shares issued and outstanding as of December 31, 2015 and 2014	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 59,325,730 shares issued and outstanding as of December 31, 2015	593	—
Additional paid-in capital	968,662	116,982
Retained earnings (accumulated deficit)	(186,246)	(33,630)
Accumulated other comprehensive income (loss)	2,560	(4,336)
Total NorthStar Realty Europe Corp. stockholders’ equity	785,569	79,016
Non-controlling interests	10,173	1,058
Total equity	795,742	80,074
Total liabilities and equity	$2,683,050	$160,271

Non-GAAP Financial Measures

Included in this press release is Cash Available for Distribution, or CAD, net operating income, NOI, net asset value, or NAV, “non-GAAP financial measures,” which measure NorthStar Realty’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules. NorthStar Realty Europe believes these metrics can be a useful measure of its performance which is further defined below.

Cash Available for Distribution (CAD)

NRE believes that CAD provides investors and management with a meaningful indicator of operating performance. NRE also believes that CAD is useful because it adjusts for a variety of cash (such as transaction costs) and non-cash items (such as depreciation and amortization, equity-based compensation and realized gain (loss) on investments). NRE adjusts for transaction costs because these costs are not a meaningful indicator of our recurring operating performance. For instance, these transaction costs include costs such as professional fees associated with new investments, which are expenses related to specific transactions.

NRE calculates CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including depreciation and amortization (excluding amortization of second generation tenant improvements and leasing commissions), straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; maintenance capital expenditures; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other; impairment on depreciable property; bad debt expense; deferred tax benefit (expense); acquisition gains or losses; distributions (excluding accelerated amortization related to sales of investments) and adjustments related to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; gains (losses) on sales; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures. The definition of CAD may be adjusted from time to time for our reporting purposes in our discretion, acting through our audit committee or otherwise. CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally. NRE believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders. These items, if applicable, include any adjustments for unconsolidated ventures. The definition of CAD may be adjusted from time to time for our reporting purposes in our discretion, acting through our audit committee or otherwise.

CAD should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

NorthStar Realty Europe urges investors to carefully review the U.S. GAAP financial information included as part of the company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and quarterly earnings releases.

The following table presents a reconciliation of net income (loss) attributable to common stockholders to CAD for the three months ended December 31, 2015 (dollars in thousands, except for share data):

Net income (loss) attributable to common stockholders	$(33,949)
Non-controlling interests	(231)
Adjustments:
Depreciation and amortization items(1)	25,216
Impairment on goodwill	1,710
Unrealized (gain) loss from fair value adjustments	(2,469)
Realized (gain) loss on investments(2)	(1,413)
Transaction costs and other(3)	25,077
CAD	$13,941

CAD per Share(4)	$0.22

(1)                       Consists of depreciation and amortization of $21.4 million, amortization of above/below market leases of $0.3 million, amortization of deferred financing costs of $2.7 million and amortization of equity-based compensation of $0.8 million.

(2)                       Includes a realized gain of $6.0 million related to the gain from the sale of real estate, offset by a realized loss of $4.9 million related to a refinancing of certain of our mortgage notes.

(3)                       Consists of $10.4 million of transaction costs, $14.5 million of deferred tax expense and $0.2 million of other one-time items.

(4)                       Based on a weighted average number of shares of 63.0 million (common shares outstanding, including LTIPs and RSUs not subject to performance hurdles).

Net Operating Income (NOI)

NRE believes NOI is a useful metric of the operating performance of our real estate portfolio in the aggregate. Portfolio results and performance metrics represent 100% for all consolidated investments and represent our ownership percentage for unconsolidated joint ventures. Net operating income represents total property and related revenues, adjusted for: (i) amortization of above/below market rent; (ii) straight line rent (except with respect to rent free period); (iii) other items such as adjustments related to joint ventures and non-recurring bad debt expense and (iv) less property operating expenses. However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, transaction costs, depreciation and amortization expense, realized gains (losses) from the sale of properties and other items under U.S. GAAP and capital expenditures and leasing costs necessary to maintain the operating performance of properties, all of which may be significant economic costs. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating NOI may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of NOI to property and other related revenues less property operating expenses for the three months ended December 31, 2015 (dollars in thousands):

Rental and escalation income	$43,923
Other revenue	200
Total property and other revenues	44,123
Real estate properties - operating expenses	9,794
Adjustments:
Amortization and other items(1)	424
NOI	$34,753

(1)                                                         Includes $0.3 million of amortization of above/below market rent and $0.1 million of non-recurring bad-debt expense.

NAV

NAV is a non-U.S. GAAP measure calculated as the value of total assets less the value of total liabilities divided by the total number of shares of common stock outstanding (common stock, long term incentive plan (LTIPs) and restricted stock units (RSUs) not subject to performance hurdles, outstanding) as at a specific date. The term NAV does not have any standardized meaning according to U.S. GAAP and therefore may not be comparable to similar measures presented by other companies. There is no comparable U.S. GAAP measure presented in NorthStar Realty Europe’s consolidated financial statements and thus no applicable quantitative reconciliation for such non- U.S. GAAP financial measure.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, the expected use of proceeds from the sale of any non-strategic or other properties; the ability to execute on NRE’s strategy; whether properties currently under contract will ultimately sell; our ability to maintain dividend payments, at current levels, or at all; our liquidity and financial flexibility, as well as our ability to take advantage of dislocations in the market, including through repurchases of our stock; our ability to generate stable and recurring income streams with the potential for capital growth over time; whether we will produce higher cash available for distribution (CAD) per share in the coming quarters, or ever; and our use of leverage, including whether and when NRE may achieve its target leverage whether we will continue to make repurchases of our common stock pursuant to the stock repurchase program or the level of any such repurchases. The calculation of NAV is subject to numerous assumptions and may not be the best metric to use in evaluating the value of NorthStar Realty Europe and thus investors should not unduly rely on it as an indicator of value or otherwise. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar Realty Europe’s expectations include, but are not limited to, NorthStar Realty Europe’s liquidity and financial flexibility; NorthStar Realty Europe’s future cash available for distribution; NorthStar Realty Europe’s use of leverage; and the anticipated strength and growth of NorthStar Realty Europe’s business. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in NorthStar Realty Europe’s Registration Statement on Form S-11 (333-205440) and its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. NorthStar Realty Europe expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Disclaimer

This press release does not constitute an offer to sell or a solicitation of an offer to purchase any securities.

As an opinion, appraisals are not a measure of realizable value and may not reflect the amount that would be received if the property in question were sold. Real estate valuation is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. Real estate valuations are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets. For example, in the appraisal, a number of the properties were valued using the special assumption that such properties would be purchased through a tax-efficient special purpose vehicle, and is therefore subject to lower purchaser transaction expenses. If one or more assumptions are incorrect, the value may be materially lower than the appraised value.

Contacts:

Investor Relations

Joe Calabrese, MWW

(212) 827-3772

Gordon Simpson, Finsbury

+44 (0) 20-7251-3801

Endnotes

1.              This independent third-party appraisal was prepared by Cushman & Wakefield LLP in accordance with the current U.K. and Global edition of the Royal Institution of Chartered Surveyors’ (RICS) Valuation — Professional Standards (the “Red Book”) on the basis of “Fair Value,” which is widely recognized within Europe as the leading professional standards for independent valuation professionals. Each property is classified as an investment and has been valued on the basis of Fair Value adopted by the International Accounting Standards Board. This is the equivalent to the Red Book definition of Market Value. The Red Book defines Market Value as the estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing where the parties had each acted knowledgably, prudently and without compulsion. The Cushman & Wakefield LLP appraisal assumes that certain of the properties would be purchased through market accepted structures resulting in lower purchaser transaction expenses (taxes, duties and similar costs). The results of the Cushman & Wakefield LLP appraisal exclude the value ascribed to assets sold during the fourth quarter of 2015 or during the first quarter 2016.

2.              Based on rent roll as of December 31, 2015.